Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Provides Operational Update
on New Wells Drilled in the Marcellus and Utica Shale Plays

Leasehold Acreage Position Increased to 180,000 Net Acres

HOUSTON, Texas - (Marketwire) - December 20, 2013 - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today certain updates on drilling activity and recently acquired lease acreage located in the Marcellus and Utica Shale Plays. Additionally, the Company is providing an update on the operations of its midstream division, Eureka Hunter Pipeline, LLC (“Eureka Hunter” or “Eureka”).

Appalachian Basin Drilling Update:

The Company has now drilled and completed three 100% (approximately) owned wells located on the Ormet Pad in Monroe County, Ohio. The Ormet 1-9H Well tested at 2,676 Mcf/d and 216 Bbl/d of condensate, the Ormet 2-9H Well tested at 5,117 Mcf/d and 816 Bbl/d of condensate and the Ormet 3-9H Well tested at 3,876 Mcf/d and 756 Bbl/d of condensate. Eureka Hunter is continuing to install gathering system pipelines to these wells which are approximately 80% complete. Additionally, sufficient surface liquids handling equipment has been ordered and is scheduled to be installed by mid-March.

On the Collins Pad located in Tyler County, West Virginia, the Company has drilled four 100% owned wells. The Collins 1118H Well has tested at 10,000 Mcf/d and 472 Bbl/d of condensate and the Collins 1119H Well has tested at 9,850 Mcf/d and 470 Bbl/d of condensate. The Company is in the process of moving this test equipment to the remaining two wells already drilled and completed, the Collins 1116H and 1117H, and will begin the testing of these wells sometime early next week. Due to the high liquids content of this region at both our Collins and Spencer Pads, operational upgrades are being made to the Eureka Hunter gathering system in order to appropriately handle all new liquids production.

Shortly after completion of the first well on our Farley Pad (Farley 1305) located in Washington County, Ohio which had a controlled blow-out, the Company began drilling the second well on the Farley Pad (Farley 1306). The Company is currently drilling the lateral section and anticipates TD at 7,600 feet (horizontally) sometime today. The Company anticipates fracture stimulation of this well in early January and expects to report initial production test rates by the end of February.

The Company has recently hit TD on the first Utica Shale well on the Stalder Pad located in Monroe County Ohio, and will commence fracture stimulation operations next week. Test results from this well are anticipated by the beginning of January. The first Marcellus Shale well drilled on the Stalder Pad is awaiting completion operations. Management has chosen to delay completion and testing of the Marcellus well on the Stalder Pad until late in the first quarter of 2014 to allow the Utica Shale well on this pad to flow to sales for an extended period of time.

Update on Leasehold Acreage:

The Company has continued to acquire mineral leases in both West Virginia and Ohio to increase its overall ownership position. Approximately 89,000 gross (83,000 net) mineral acres have been purchased in the Marcellus Shale and approximately 105,000 gross (97,000 net) mineral acres have been purchased in the Utica Shale. Of this acreage, the Company currently estimates that approximately 21% or 38,000 net acres are overlapping and provide potential drilling in both the Marcellus and Utica Shale Plays from dual pad sites.

Update on Eureka Hunter:

Eureka Hunter is currently connecting a significant amount of new Marcellus production volumes from several Triad Hunter, LLC (“Triad”) locations as well as other third party locations into Eureka’s “wet” or rich gas pipeline system located in Tyler and Wetzel Counties, West Virginia. These increased volumes of particularly rich gas, in conjunction with colder winter temperatures, have been causing significant “liquids fallout” with resulting high pipeline pressure and liquids handling issues on the Eureka Hunter pipeline system.

These issues are currently being addressed and rectified by expansion of the system’s liquids handling capabilities and by increasing its slug volume capacities. Also, the frequency and addition of new pig launchers and receiving stations along the pipeline system have been authorized. Additionally, Eureka Hunter will have liquids stabilization operations and loading facilities near its Ohio River crossing near Sardis, Ohio operating sometime in the first quarter of 2014.  To further assist with volume demands and pigging operations, Eureka Hunter is also adding new mainline compression at its Carbide facility in Tyler County, West Virginia.

The new Marcellus volumes into Eureka Hunter are also coupled with the addition of dry Utica (Point Pleasant) production located in Ohio from third party producers. Eureka Hunter expects to connect significant volumes of new Utica production throughout 2014 including Triad’s Utica production anticipated from the Stalder pad located in Monroe County, Ohio during the first quarter of 2014. The increased volumes of gas to the Eureka Hunter gathering system will aid in liquids handling and pigging operations with the increased mass of gas production moving through the system.

The build out of the Eureka Hunter gathering system in Ohio continues despite weather delays. The first lateral to be completed in Ohio is a 20-inch extension from the Ohio River past Triad’s Stalder Pad extending approximately 11 miles to the west to gather gas from the Eclipse Resources’ Tippens pad site.  This line will initially gather dry Utica gas production. This lateral has been completed, hydro-tested and is ready to turn to sales. The second Ohio line is known as the “Ormet Lateral” which is also a 20-inch line, approximately 80% completed at this time. Eureka Hunter’s delays in the build out of the Ormet lateral has impacted Triad’s ability to produce the Ormet Marcellus wells that have been successfully drilled, fraced, and tested. The pipeline construction delays are a reflection of the huge increase in activity for both the Marcellus and Utica resource plays.  All pipeline construction companies are fully engaged in this region and pipeline appurtenances have caused very long lead items. The Company projects that the Ormet lateral will be completed by mid to late February barring any further weather delays. The necessary liquids handling equipment should be installed by mid-March.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Magnum Hunter’s focus continues to be in accelerating our leasehold ownership position and adding new production in both the Marcellus and Utica resource plays. Our newly completed wells in the Marcellus continue to improve both in overall gas production volumes and liquids recovery. We are very anxious to test our two new Utica wells recently drilled in Ohio, which are currently in process of completing. We are planning our 2014 capital drilling program for both the Marcellus and Utica locations in a manner that guarantees the maximum throughput capabilities available on the midstream system. We continue to be impressed with the quality of these reservoirs which seem to get better with time. This will be reflected in our forthcoming 2013 year-end reserve report which will be announced in January.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, Kentucky, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•
annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•	the most recent version of the Company’s Investor Presentation slide deck;

•
announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and  in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:
Chris Benton
AVP, Finance and Capital Markets
ir@magnumhunterresources.com
832-203-4539